Exhibit 19

Statement of

ClearSign Technologies Corporation

Policy on

Insider Trading and Compliance

It is the policy of ClearSign Technologies Corporation (the “Company”) to comply fully, and to assist its directors, officers and other employees in complying fully, with all federal and state securities laws applicable to transactions in the Company’s securities or securities of its affiliates. In this regard, the Company depends upon the conduct and diligence of the directors, officers and other employees of the Company and its affiliates, in both their professional and personal capacities, to ensure full compliance with this policy. It is the personal obligation and responsibility of each such person to act in a manner consistent with the following policy regarding compliance with the insider trading provisions of the federal securities laws.

It is the Company’s policy that, except in the case of a transaction with the Company, no director, officer or other employee of the Company or its affiliates, nor any affiliate of such person, may buy or sell any security issued by the Company or any of its affiliates, or any option or similar right to buy or sell such a security, while in possession of material, nonpublic information regarding the Company or its affiliates. In addition, every director, officer and other employee of the Company or its affiliates shall maintain the confidentiality of material, nonpublic information that he or she may possess, shall not “tip” such information to others who may trade and shall not give advice or make recommendations regarding investments in the Company or its affiliates. No director, officer or other employee of the Company or its affiliates shall permit persons under his or her supervision, or entities under his or her control, to act inconsistently with this policy. It is the further policy of the Company that no director, officer or other employee, nor any affiliate of any such person, may, while in possession of material, nonpublic information about another company, trade in the securities of such other company or disclose such information to any other person. The foregoing prohibitions similarly apply to members of the household of the directors, officers and other employees, including the spouse, each family member, and other members of the household.

The following guidelines have been adopted for the purpose of implementing and monitoring the Company’s policy on insider trading:

1.Trading by Designated Individuals During Window Periods. Officers and directors of the Company, members of their households and affiliates of each of the foregoing1 (the “Designated Individuals”) may, subject to compliance with the other restrictions herein, buy or sell the Company’s securities only during the periods beginning on the second business day after the public release of the Company’s quarterly or annual financial results and ending on the 45th calendar

1 “Affiliate” is broadly defined in securities laws as a person or entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, another person or entity. It includes, for example, (i) any corporation or entity (other than the Company) of which you are an officer, director or partner or of which you are, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which you have a substantial beneficial interest or as to which you serve as trustee or in a similar capacity; (iii) your spouse; (iv) any relative of your spouse or any relative of yours who has the same home as you or who is a director or officer or key executive of the Company; and (v) any partner, syndicate member or person with whom you have agreed to act in concert with respect to the acquisition, holding, voting or disposition of shares of the Company’s securities.

day after such release (the “window period”). The two-day waiting period before the trading window opens is intended to allow the public to evaluate and absorb the Company’s disclosures.2

Notwithstanding the foregoing prohibitions in this Statement of Policy, any Designated Individual may buy or sell the Company’s securities, while in possession of material, nonpublic information about the Company or outside of the specified window periods, if any such transaction is made pursuant to a written plan that has been approved in advance in writing by the Company’s legal counsel, and that meets all of the requirements of Securities and Exchange Commission rules and regulations, including Rule 10b5-1 under the Securities Exchange Act of 1934.

2.No Margin Purchases. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the customer or borrower is aware of material nonpublic information or otherwise is not permitted to trade in the Company’s securities, Designated Individuals and Insider Employees (as defined in paragraph 5 below) are prohibited from holding the Company’s securities in a margin account or pledging the Company’s securities as collateral for a loan.

3.No Short Sales. Short selling is the act of borrowing securities to sell with the expectation of the price dropping and the intent of buying the securities back at a lower price to replace the borrowed securities. Designated Individuals (whether or not they are in possession of material nonpublic information) and Insider Employees are prohibited from selling short the Company’s securities.

4.Preclearance of Trading by Designated Individuals. Designated Individuals must pre-clear with the Chief Financial Officer or the Company’s legal counsel, all proposed trades in the Company’s securities, even during a permitted trading window. The Company will be in a position to determine if there is material, nonpublic information which precludes the Designated Individual from trading, even though the Company may be in a window period.

5.Other Persons With Access to Insider Information. Under special circumstances, certain employees who are not Designated Individuals (“Insider Employees”) may gain access to material, nonpublic information.3 In such cases, the Company, in its discretion, may determine that such Insider Employees also need to pre-clear any proposed trades with either the Company’s legal counsel or its designee prior to any trading in the Company’s securities. Such employees will be notified and will be subject to the preclearance procedure for such period of time as the Company deems appropriate.

6.Persons Involved in Negotiations. If the Company is in the process of negotiating a significant transaction or joint venture with another company, Insider Employees, officers and directors are cautioned not to trade in the stock of that company if they are in possession of material,

2 In certain circumstances, the window period restriction may be waived in individual cases at the discretion of the Company, after having requested and received advice from the Company’s legal counsel.

3 Due to our small size, all employees are considered to be Insider Employees. Therefore, all employees must pre-clear with the Chief Financial Officer or the Company’s legal counsel, all proposed trades in the Company’s securities, even during a permitted trading window.

nonpublic information concerning such company. If an employee, officer or director is not certain whether it is permissible to trade in the stock of such company, the employee, officer or director should contact the Chief Financial Officer or the Company’s legal counsel before making any trades.

7.Non-disclosure of material non-public information. If an employee, officer or director is in possession of material non-public information concerning the Company, that individual shall maintain the confidentiality of that information and shall not “tip” or in any way disclose such information to others who may trade. In maintaining the confidentiality of the information, the employee, officer or director shall not, among other things, affirm or deny statements made by others, either directly or through electronic means, if such affirmation or denial would result in the disclosure of material non-public information. If an employee, officer or director is not certain whether information is material or non-public, the employee, officer or director should contact the Chief Financial Officer or the Company’s legal counsel to determine if the information may be disclosed.

8.Inadvertent Disclosure of Material, Non-Public Information. If material, nonpublic information is inadvertently disclosed, no matter what the circumstances, by any director, officer or employee of the Company or its affiliates, the person making or discovering that disclosure should immediately report the facts to the Company’s legal counsel.

The following procedures should be followed in handling inquiries regarding material, nonpublic information concerning the Company:

A.

Referral to Designated Spokesperson. Generally, a designated spokesperson should deal with inquiries from the media, stock exchanges and others regarding rumors, unusual trading activity, acquisition or disposition activities and other material information. Accordingly, when an inquiry is received regarding information that may be material, it should be referred to the Chief Executive Officer and the Company’s designated spokesperson responsible for investor relations to speak on behalf of the Company.

B.

Formulation of Response. The designated spokesperson generally should not comment until an appropriate response is formulated based on the existing facts and circumstances. The response should be formulated by parties who may reasonably be expected to know substantially all of the information on the subject within the Company’s possession.

C.

Nature of Response. In many, if not most, instances involving rumors and other statements not generated by the Company or its employees or agents, the most effective response will be a simple statement that the Company’s policy is not to comment on matters of that nature. In all situations, care should be taken not to make affirmative statements where the facts may be unknown or in doubt.

Every director, officer and other employee of the Company and any of its subsidiaries who is currently or may at any point in the future become subject to the insider trading restrictions addressed and imposed by this policy shall be requested to certify that such person has read this Statement of Company Policy.

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As adopted by the Board of Directors on August 25, 2015.